                                                                    EXHIBIT 10.3

[GRACE LOGO]                                 ALFRED E. FESTA
[GRAPHIC OMITTED]                            President & Chief Operating Officer

                                             W. R. Grace & Co.
                                             7500 Grace Drive
                                             Columbia, MD 21044

April 22, 2005

Mr. Richard C. Brown
18424 Balmore Pines Lane
Cornelius, NC 28031

Dear Rick:

This letter agreement specifies the terms of your employment with W. R. Grace &
Co. (the "Company"), which will be presented for approval to the Board of
Directors (the "Board") of the Company and/or the Compensation Committee of the
Board, as applicable, on April 27, 2005. I am extremely pleased that you have agreed to join the Company and believe that you will make a valuable contribution to the Company's future.

If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me. An additional copy is also enclosed for your records.

POSITION AND RESPONSIBILITIES

At its April 27 meeting, it is anticipated that the Board will elect you to the position of "Vice President" of the Company (and of its subsidiary, W. R. Grace
& Co. - Conn.), to be effective as of your commencement of employment with the
Company.

Your employment with the Company will commence on May 1, 2005. Your title will be "Vice President of W. R. Grace & Co. and President of Grace Performance
Chemicals." (As all other Company employees, you will actually be employed by W.
R. Grace & Co. - Conn., a 100% owned subsidiary of the Company, but will be elected an officer of both W. R. Grace & Co. and W. R. Grace & Co. - Conn.)

You will be an employee of the Company "at will" with no definite term of employment, and you will be subject to the same requirements as other salaried employees of the Company, except as provided under this letter agreement.

You will be head of, and responsible for, the operations of the Company's Grace
Performance Chemicals business unit, and you will report directly to me, in my capacity as Chief Operating Officer, and as Chief Executive Officer, of the
Company. Your office will be located at Grace Performance Chemicals'
headquarters in Cambridge, Massachusetts, or at Corporate headquarters in
Columbia, Maryland, the decision to be made after you have evaluated the site question and consulted with me.

Richard C. Brown                   4/28/2005                             Page 2

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COMPENSATION

1.     Your initial annual base salary as corporate Vice President and President of Grace Performance Chemicals will be $375,000.00. Thereafter, your base salary will be subject to periodic reviews on the same basis and at the same intervals as are applicable to other officers of the Company.

       Your salary will cease to accrue immediately upon your termination of employment with the Company, regardless of the reason for such termination. (Note, however, the provisions under "Severance Pay
       Arrangement.")

2.     You will be eligible to participate in the Company's Annual Incentive
       Compensation Program. For the 2005 calendar year, your targeted award under the Program will be $285,000, based on the financial performance of the Company and Grace Performance Chemicals and your personal achievement during that year. The cash payment you actually receive under the Program for 2005 (the "2005 AICP Payment") will be paid to you in March 2006 at the same time other Program participants receive their payments for 2005, provided that the 2005 AICP Payment you actually receive will not be less than $285,000; subject to the requirements of the remainder of this paragraph. You will receive your 2005 AICP Payment only if you are employed by the Company on that March 2006 payment date or if your employment is terminated by the Company without "Cause" (as defined below) before that date. You will not be entitled to that payment if you terminate your employment with the Company, or are terminated by the
       Company for "Cause," prior to that March 2006 payment date.

       Under the Program, awards for a calendar year are generally paid during
       March of the following calendar year and are subject to Board approval.
       In general, the amount of award paid to any participant may range from 0%
       to 200% of the participant's targeted award for the year, depending on individual performance and the extent to which the Company (and any applicable business unit) achieves (or surpasses) certain financial goals. Also, a Program participant is not entitled to payment of an award for a calendar year, if the participant is not an active employee of the
       Company on the date the award is actually paid. From time to time, the individual incentive targets are reviewed and adjusted as necessary based on competitive practice. These and the other provisions of the Program will apply to you in the same manner as applicable to other Program participants, except as specified in the above paragraph.

3.     You will be eligible for a targeted award under the Company's Long-Term
       Incentive Plan (the "LTIP") for the 2005 - 2007 performance period
       (subject to the Plan's approval in bankruptcy court) in the amount of
       $335,000, prorated for your actual time of active employment during the performance period. You will also participate in the 2004 - 2006 LTIP and the 2003 - 2005 LTIP with a targeted award under each of $400,000, prorated for your actual time of active employment during each LTIP's performance period. The terms of your award under all LTIPs, shall be the same as the terms governing the awards of the other participants under the applicable LTIP, including the requirement of active employment with the Company on the date an LTIP payment is made to the LTIP participants, in order to be entitled to such a payment.

4.     Consistent with your election as an officer of the Company, the Board will be requested to authorize the Company to enter into a written
       Executive Severance

Richard C. Brown                   4/28/2005                             Page 3

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       Agreement, or a so-called "golden parachute," with you. In general, the terms of that agreement will provide for a severance payment of 3.00 times the sum of your annual base salary plus your targeted annual incentive compensation award (adjusted in accordance with the terms of that agreement), and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the
       Company. The form and provisions of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company.
       Please refer to the Executive Severance Agreement itself for definition of "change in control", "employment termination" and other particulars of this arrangement.

DEFINITION OF CAUSE

"Cause", for purposes of this letter agreement, means:

(i)    Commission by you of a criminal act (i.e., any act which, if successfully prosecuted by the appropriate authorities would constitute a crime under
       State or Federal law) or of willful misconduct (including but not limited to violating written policies of the Company), either of which has had or will have a direct material adverse effect upon the business affairs, reputation, properties, operations or results of operations or financial condition of the Company,

(ii)   Refusal or failure of you to comply with the mandates of the Company or failure by you to substantially perform your duties as a corporate Vice
       President and President of Grace Performance Chemicals, other than such failure resulting from your total or partial incapacity due to physical or mental illness, which refusal or failure has not been cured within 30 days after notice has been given to you, or

(iii)  Material breach of any of the terms of this agreement by you, which breach has not been cured within 30 days after notice has been given to you.

SEVERANCE PAY ARRANGEMENT

If you are involuntarily terminated by the Company under circumstances in which you would qualify for severance pay under the terms of the Grace Severance Pay
Plan for Salaried Employees (the "Grace Severance Plan"), then you will be entitled to a severance payment of 1.5 times a dollar amount equal to your annual base salary at the time your employment is terminated. This severance pay arrangement shall be governed by the terms of the Grace Severance Plan, except of course for the calculation of the amount of severance pay. Under that Plan, the total severance payment would be made to you in installments, at the same time and in the same manner as salary continuation payments, over a period of 18 months beginning as of the date you are terminated. However, at your option, under the current terms of the Grace Severance Plan, the entire severance payment may be paid to you in a single lump sum as soon as practical after your termination. Notwithstanding the foregoing, any election to receive such payments, as well as the timing of those payments, must comply with the American
Jobs Creation Act of 2004 (and all other applicable law).

You will not, in any event, however, be entitled to the severance payment described above if, at the time your employment terminates, your employment terminates as the result of your death, or you are entitled to payments under your Executive Severance Agreement

Richard C. Brown                   4/28/2005                             Page 4

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described above, or to disability income payments under the Grace "LTD Plan"
and/or "ESP Plan" mentioned below.

Also, if you receive a severance payment under this offer, you will not be entitled to any other severance pay from the Company.

SIGN-ON BONUS

As consideration for the unvested, "in-the-money" stock options and the near-term unvested restricted stock units you will "walk away" from at your previous employer, the Company will pay you a sign-on bonus of $350,000 on May
12, 2005 (which is the first regular Company pay date immediately following your employment start date of May 1, 2005), subject to the repayment provisions specified in the next sentence. You agree to re-pay to the Company the full amount of this bonus if you terminate your employment with the Company within the first 12 months of your employment; i.e., anytime prior to May 1, 2006. In that event, such repayment must be made in full, no later than your last day of active employment with the Company.

SPECIAL SUPPLEMENTAL RETIREMENT PAYMENT ARRANGEMENT

Management will recommend that the Board approve a special retirement arrangement to recognize, in part, your service with your prior employer and to provide you with meaningful mid-career accrual of retirement benefits. Under the circumstances described below, the Company will provide you with 10 additional years of credited service in determining your total retirement benefits from the
Company. The benefit associated with those additional years would be calculated and administered as if that additional benefit would be payable under the W. R.
Grace & Co. Retirement Plan for Salaried Employees and the Grace Supplemental
Executive Retirement Plan ("SERP").

On the first, second, third and fourth anniversary dates of your employment,
i.e., on May 1, 2006, 2007, 2008 and 2009, you will be credited with an additional year of credited service, provided you are still an employee of the
Company on such dates. On the fifth anniversary of your date of employment,
i.e., on May 1, 2010, you will be credited with an additional 6 years of credited service so that your total retirement benefit on that date would be based on 15 years of credited service, provided you are still an employee of the
Company on that date. After that date, credited service would accrue each year under the Grace Retirement Plan and SERP only, in accordance with the applicable terms of those Plans. For example, based on the current provisions of those
Plans, after 1, 2, 3, 4 and 5 years of service with Grace, your total retirement benefit would be based upon 2, 4, 6, 8 and 15 years of credited service.

Notwithstanding the foregoing, if you are terminated by the Company without
"Cause" (as defined above) prior to such anniversary (i.e., prior to May 1,
2010), including termination without "Cause" following a change-in-control of the Company, you will receive a number of years of additional credited service under this special supplemental retirement payment arrangement equal to the result of the following calculation:

         10 years x your full and partial years of service with Grace
                   --------------------------------------------------
                                        5

Richard C. Brown                   4/28/2005                             Page 5

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This supplemental retirement payment would not be offset by any benefits payable to you from your previous employer and would be payable from the general assets of the Company - it would not be pre-funded in any manner.

If the Grace Salaried Retirement Plan is amended in a manner that affects the calculation of benefits, while you are employed by the Company, then your supplemental retirement payment may be adjusted in a equitable manner consistent with such amendment. Any such adjustment will be determined by the actuary for the Salaried Retirement Plan; but such adjustment may not in any event decrease your supplemental retirement payment below an amount that would be calculated based on your years of service and "final average compensation" as of the day before the effective date of such amendment.

OTHER BENEFIT PROGRAMS

As an officer of the Company, you will also be eligible to participate in the following benefit plans and programs (subject to the continuation and the actual provisions of the plans and programs, as amended from time to time):

o      The W. R. Grace & Co. Retirement Plan for Salaried Employees ("Grace
       Salaried Retirement Plan")
o      The W. R. Grace & Co. Supplemental Executive Retirement Plan
o      The W. R. Grace & Co. Salaried Employee Savings & Investment Plan
o      The W. R. Grace & Co. Savings & Investment Plan Replacement Payment
       Program
o      The W. R. Grace & Co. Long-Term Disability Income Plan ("LTD Plan")
o      Executive Salary Protection Plan ("ESP Plan")
o      The W. R. Grace & Co. Voluntary Group Accident Insurance Plan
o      The W. R. Grace & Co. Business Travel Accident Insurance Plan
o      The W. R. Grace & Co. Group Term Life Insurance Program
o      Personal Excess Liability Insurance
o      The W. R. Grace & Co. Group Medical Plan
o      The W. R. Grace & Co. Dental Plan
o      Retiree Medical Coverage

In addition, during your employment with the Company, you shall also be entitled to participate in all other employee/executive perquisites, pension and welfare benefit plans and programs made available to the Company's executives or to its employees generally, as such plans or programs may be in effect, and amended, from time to time.

FINANCIAL COUNSELING PROGRAM

As an officer of the Company, you will be eligible to participate in the
Company's Financial Counseling Program. This Program provides you with financial and estate planning and income tax preparation assistance. The Company will pay up to $4,000 per calendar year for reasonable, supportable expenses, except that the maximum amount for the first year of your participation will be $9,000.

Richard C. Brown                   4/28/2005                             Page 6

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EXECUTIVE PHYSICAL PROGRAM

As an officer of the Company, you will be eligible to receive a Company-paid annual executive physical examination. The Company has made arrangements at leading healthcare facilities for this purpose and you should schedule your examination through the Company's Medical Director.

VACATION

As an officer of the Company, you will be entitled to four weeks paid vacation per full calendar year.

INDEMNIFICATION

The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of the Company. In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company's performance of (or failure to perform) any commitment made to you under this agreement. The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.

RELOCATION

You will be entitled to receive principal residence relocation assistance under the Company's relocation policy applicable to the relocation of active employees.

CONFIDENTIALITY AND NON-COMPETE AGREEMENTS

As a condition of employment, you will be required to sign the Company's standard employment agreement (the "Standard Agreement"--copy attached), which includes agreements regarding the confidentiality of Company information and non-competition, and similar provisions. To the extent that the terms the
Standard Agreement differ from the terms of this letter agreement, the terms of this letter agreement (and not the Standard Agreement) shall control your employment relationship with the Company. In addition, the provisions of item 5 of the Standard Agreement are not applicable to the terms of this letter agreement, in that the Standard Agreement does not supercede any terms of this agreement.

MISCELLANEOUS

You and the Company acknowledge this letter agreement, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof. You and the Company acknowledge that this agreement supersedes any prior agreement between you and the Company concerning the subject matter hereof. Except as expressly otherwise provided herein, this agreement shall not adversely affect your right to participate in, or receive any benefit under, any incentive, severance or other benefit plan or program in which you may from time to time participate.

Richard C. Brown                   4/28/2005                             Page 7

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If any provision of this agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provision of this agreement, which shall remain in full force and effect.

This letter agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this letter, executed by you and the Company.

If you have any questions regarding any expectations of your new position, please call me.

Rick, again, we are very excited about your decision to join Grace and look forward to a productive and rewarding relationship.

Sincerely,

Alfred E. Festa
President & Chief Operating Officer
W. R. Grace & Co.

Attachment

cc:    W. B. McGowan
       M. N. Piergrossi

AGREED AND ACCEPTED:

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Richard C. Brown

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Date